Exhibit 5

[Hunter, Smith & Davis, LLP Letterhead]

February 9, 2009

First Security Group, Inc.
531 Broad Street
Chattanooga, TN

Ladies and Gentlemen:

           We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by First Security Group, Inc. (the “Company”) relating to (i) 33,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (“Preferred Stock”), (ii) a ten-year warrant, dated January 9, 2009, to purchase 823,627 shares of the Company’s common stock, $0.01 par value (“Warrant”), and (iii) 823,627 shares of the Company’s common stock, $0.01 par value, issuable upon the exercise of the Warrant (“Common Stock”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) by the Company.  The Preferred Stock and the Warrant were issued by the Company to the U.S. Department of the Treasury pursuant to a Letter Agreement and a Securities Purchase Agreement attached thereto, dated as of January 9, 2009, in connection with the Troubled Asset Relief Program Capital Purchase Program.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;
(ii)	the Letter Agreement; and
(iii)	the Securities Purchase Agreement.

First Security Group, Inc.
February 9, 2009

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation, as amended, and the By-Laws, as amended, of the Company and such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications and limitations set forth herein, we are of the opinion that

1.           The issuance and sale of the Preferred Stock by the Company have been duly authorized by the Company, the Preferred Stock is validly issued, fully paid and non-assessable, and the Warrant has been duly authorized, executed and delivered by the Company.

2.           The shares of Common Stock to be issued by the Company upon the exercise of the Warrant have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

Our opinions herein reflect only the application of applicable Tennessee state law and the Federal laws of the United States of America.  The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of same.  The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.  In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Hunter, Smith & Davis, LLP